EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46874, 333-86785 and 333-59582) of Liquid Audio, Inc. of our report dated February 21, 2003, except for Note 16, as to which the date is March 18, 2003, relating to the financial statements, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 31, 2003